EXHIBIT 22.1
List of Guarantor Subsidiaries

As of June 30, 2026, the following subsidiaries of Beazer Homes USA, Inc. a Delaware corporation (the “Company”), jointly and severally and fully and unconditionally, guaranteed the Company’s (i) 7.250% Senior Notes due 2029, (ii) 7.500% Senior Notes due 2031, and (iii) 8.000% Senior Notes due 2032:

Name of Guarantor Subsidiary	Jurisdiction of Incorporation
Ballard Green Utility Company, LLC	Maryland
Beazer Clarksburg, LLC	Maryland
Beazer Fundamental, LLC	Delaware
Beazer Gain, LLC	Delaware
Beazer General Services, Inc.	Delaware
Beazer Homes Holdings, LLC	Delaware
Beazer Homes Indiana Holdings Corp.	Delaware
Beazer Homes Indiana LLP	Indiana
Beazer Homes Investments, LLC	Delaware
Beazer Homes, LLC	Delaware
Beazer Homes Sales, Inc.	Delaware
Beazer Homes Texas Holdings, Inc.	Delaware
Beazer Homes Texas, L.P.	Delaware
Beazer Mortgage Corporation	Delaware
Beazer Realty Corp.	Georgia
Beazer Realty Los Angeles, Inc.	Delaware
Beazer Realty Services, LLC	Delaware
BH Investment Holdings, LLC	Delaware
BH Materials, LLC	Delaware
BH Procurement Services, Inc.	Delaware
Clarksburg Arora LLC	Maryland
Clarksburg Skylark, LLC	Maryland
Dove Barrington Development LLC	Delaware
Marshfield Land, LLC	Delaware